Exhibit 99.8

[LETTERHEAD OF CANACCORD GENUITY INC.]

Board of Directors

Galena Biopharma, Inc.

2000 Crow Canyon Place, Suite 380

San Ramon, CA 94583

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 7, 2017, to the Board of Directors of Galena Biopharma, Inc. (“Galena”) as Annex G to, and reference thereto under the headings “Prospectus Summary—Opinion of Galena Financial Advisor” and “The Merger—Opinion of Galena Financial Advisor” in, the proxy statement/prospectus/consent solicitation statement relating to the proposed transaction involving Galena and Sellas Life Sciences Group Ltd, which proxy statement/prospectus/consent solicitation statement forms a part of the Registration Statement on Form S-4 of Galena (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Canaccord Genuity Inc.
CANACCORD GENUITY INC.

September 22, 2017